UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2018

VOLT INFORMATION SCIENCES, INC.
(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1133 Avenue of the Americas, 15th Floor, New York, New York 10036
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 704-2400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  Volt Information Sciences, Inc. (the “Company”) has hired staffing industry veteran Linda Perneau to serve as President of Volt Workforce Solutions (“VWS”), its North American staffing business, effective May 26, 2018.  Until she is permitted to assume her new role on such date, Ms. Perneau will serve as an executive advisor to the Company’s international business.  Since 2011, Ms. Perneau, age 52, has held a number of senior-level positions in the General Staffing Division of Randstad US, most recently as its Co-President.  She previously served as that division’s Chief Operating Officer from July 2015 to January 2017, as a Division President from April 2012 to July 2015, and as an Executive Vice President from December 2011 to April 2012.  Ms. Perneau’s experience in the staffing industry also includes serving as Executive Vice President at SFN Group (Spherion), Senior Vice President (Southeast Division) at Adecco, and Area Manager-West Region for Kelly Services.

Ms. Perneau has commenced her employment with the Company, and has entered into an employment agreement dated as of February 12, 2018 that includes, among other things, the terms of her compensation package.  Pursuant to her employment agreement, Ms. Perneau receives a base salary of $550,000 per annum and will be eligible to earn an annual target bonus of 60% of her base salary upon achievement of individual goals and the Company’s achievement of certain financial performance goals.  Ms. Perneau will also receive an initial long-term equity incentive award consisting of 2/3 stock options and 1/3 restricted stock units, with a total grant date value of $350,000 (the “LTI Awards”).  The LTI Awards will vest ratably on each of the first three anniversaries of her start date, subject to Ms. Perneau’s continued employment with the Company on each applicable vesting date.  Ms. Perneau will also receive a sign-on bonus of $87,500 in each of the next four quarters, subject to Ms. Perneau’s continued employment with the Company on each applicable payment date (the “Sign-On Amount”).  If Ms. Perneau’s employment is terminated by the Company without “cause” or by Ms. Perneau for “good reason” during the first year of her employment, then Ms. Perneau will receive a pro-rated portion of such quarter’s Sign-On Amount, and any remaining quarterly payments will be forfeited.  The Company indemnified Ms. Perneau and paid for certain costs incurred by Ms. Perneau in connection with the commencement of her employment with the Company.

If Ms. Perneau’s employment is terminated by the Company without “cause,” or by Ms. Perneau for “good reason,” Ms. Perneau will be entitled to receive the following benefits from the Company:  (i) her then-current base salary for a period of 12 months following the termination date, (ii) payment of a pro-rated annual bonus for the year of termination, subject to the achievement of the applicable performance goals, and (iii) an amount equal to the value of 12 months of COBRA payments.  Receipt of such benefits by Ms. Perneau is conditioned upon her execution of a general release in favor of the Company.  For a period of 12 months following the termination of her employment, Ms. Perneau will be subject to certain non-solicitation restrictions.

Ms. Perneau does not have any family relationships with any of the Company’s directors or executive officers and has no direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Perneau and any other person pursuant to which she was appointed President of VWS.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volt Information Sciences, Inc.

Date: February 15, 2018	By:	/s/ Nancy Avedissian
Nancy Avedissian
Senior Vice President, General Counsel and Corporate Secretary